EXHIBIT 99.1
LGI Homes, Inc. Reports Third Quarter and YTD 2018 Results
THE WOODLANDS, Texas, November 6, 2018 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the third quarter 2018 and the nine months ended September 30, 2018.
Third Quarter 2018 Results and Comparisons to Third Quarter 2017

•	Net Income increased 12.0% to $37.7 million, or $1.66 Basic EPS and $1.52 Diluted EPS

•	Net Income Before Income Taxes increased 3.7% to $49.0 million

•	Home Sales Revenues increased 4.0% to $380.4 million

•	Home Closings decreased 7.4% to 1,601 homes

•	Average Home Sales Price increased 12.3% to $237,582

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.6% as compared to 25.1%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.4% as compared to 26.5%

•	Active Selling Communities at September 30, 2018 increased to 81 from 77

•	53,647 Total Owned and Controlled Lots at September 30, 2018
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Nine Months Ended September 30, 2018 Results and Comparisons to Nine Months Ended September 30, 2017

•	Net Income increased 45.0% to $112.6 million, or $5.07 Basic EPS and $4.57 Diluted EPS

•	Net Income Before Income Taxes increased 22.8% to $142.9 million

•	Home Sales Revenues increased 26.5% to $1.1 billion

•	Home Closings increased 16.5% to 4,660 homes

•	Average Home Sales Price increased 8.6% to $231,597

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.6% as compared to 26.0%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.3% as compared to 27.4%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“This was a solid and productive quarter for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “We ended the quarter with over 1,600 closings, reached new company highs for average sales price, showed margin improvement and completed the largest acquisition in LGI Homes history with the purchase of Wynn Homes for approximately $80 million.”

“We continued to see strong demand and increased traffic in our information centers, from renters wanting to convert to homeownership, proving that buyer interest levels are still high. Our focus on keeping margins consistent and offsetting rising costs, coupled with rising interest rates has created some challenges around affordability ultimately slowing our absorption pace in recent months. We remain optimistic on industry dynamics and current operating conditions for the remainder of the year. We expect to close more than 6,400 homes, believe average sales price will be between $225,000 and $235,000, and believe basic EPS will be in the range of $6.50 to $7.25 for the full year 2018. This assumes that general economic conditions, including interest rates and mortgage availability for the remainder of the year, are similar to the third quarter of 2018.”
“Looking forward to 2019, we are on track to grow community count 20-30% across the country continuing our focus on providing an affordable alternative to renting. We believe this growth will offset any future absorption concerns and continue to drive growth for LGI in 2019.”
2018 Third Quarter Results
Home closings during the third quarter of 2018 decreased 7.4% to 1,601 from 1,729 during the third quarter of 2017. This decrease was largely due to decreases in home closings in the Central and Florida divisions mostly due to close out of or transition between communities.  This was partially offset by increases in home closings in the Southeast and Northwest divisions during the three months ended September 30, 2018 as compared to the three months ended September 30, 2017. At the end of the third quarter active selling communities increased to 81, up from 77 communities at the end of the third quarter of 2017.
Home sales revenues for the third quarter of 2018 were $380.4 million, an increase of $14.5 million, or 4.0%, over the third quarter of 2017. The increase in home sales revenues is primarily due to the increase in the average home sales price during the three months ended September 30, 2018, partially offset by a decrease in home closings of 7.4%.
The average home sales price was $237,582 for the third quarter of 2018, an increase of 12.3% over the third quarter of 2017. This increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the third quarter of 2018 was 25.6% as compared to 25.1% for the third quarter of 2017. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the third quarter of 2018 was 27.4% as compared to 26.5% for the third quarter of 2017. These increases are primarily due to a higher average home sales price, offset by a combination of higher land cost and construction costs. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $37.7 million, or $1.66 per basic share and $1.52 per diluted share, for the third quarter of 2018 increased $4.0 million, or 12.0%, from $33.7 million for the third quarter of 2017. The increase in net income is primarily due to the decrease in the effective tax rate.
Results for the Nine Months Ended September 30, 2018
Home closings for the nine months ended September 30, 2018 increased 16.5% to 4,660 from 4,001 during the nine months ended September 30, 2017.
Home sales revenues for the nine months ended September 30, 2018 increased 26.5% to $1.1 billion compared to the nine months ended September 30, 2017. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price. The increase in home closings was largely due to the overall increase in the number of active communities for the nine months ended September 30, 2018.
The average home sales price was $231,597 for the nine months ended September 30, 2018, an increase of $18,404, or 8.6%, over the nine months ended September 30, 2017. This increase is primarily due to changes in product mix, higher price points in certain new markets, and a favorable pricing environment.

Gross margin as a percentage of home sales revenues for the nine months ended September 30, 2018 was 25.6% as compared to 26.0% for the nine months ended September 30, 2017. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the nine months ended September 30, 2018 was 27.3% as compared to 27.4% for the nine months ended September 30, 2017. These decreases are primarily due to a combination of higher construction costs and lot costs partially offset by higher average home sales price, and to a lesser extent due to 238 wholesale home closings during the nine months ended September 30, 2018 compared to 168 wholesale home closings during the nine months ended September 30, 2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $112.6 million, or $5.07 per basic share and $4.57 per diluted share, for the nine months ended September 30, 2018 increased $35.0 million, or 45.0%, from $77.7 million for the nine months ended September 30, 2017. This increase is primarily attributable to the 16.5% increase in homes closed, the 8.6% increase in average home sales price, a substantial decrease in the effective tax rate, and improved leverage realized compared to the nine months ended September 30, 2017. For the nine months ended September 30, 2018, the Company’s effective tax rate of 21.2% is higher than the federal statutory rate primarily as a result of the deductions in excess of compensation cost (“windfalls”) for share-based payments, offset by an increase in rate for state income taxes, net of the federal benefit payments.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company believes it will have between 85 and 90 active selling communities at the end of 2018, close more than 6,400 homes in 2018, and generate basic EPS between $6.50 and $7.25 per share during 2018. In addition, the Company believes 2018 gross margin as a percentage of home sales revenues will be in the range of 24.5% and 26.5% and 2018 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 26.0% and 28.0% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2018 will be between $225,000 and $235,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, and average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2018 are similar to those in the third quarter of 2018. This guidance also assumes that none of the Company’s 4.25% Convertible Notes due November 15, 2019 are converted during the remainder of 2018.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, November 6, 2018 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “1977416”. This replay will be available until November 13, 2018.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, and Nevada. The Company has a notable legacy of more than 15 years of homebuilding operations, over which time it has closed over 27,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2018 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue, average home sales price, and effective tax rate, as well as the acquisition of Wynn Homes and the integration of such assets into the Company’s operations, market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$37,969	$67,571
Accounts receivable	31,379	44,706
Real estate inventory	1,187,994	918,933
Pre-acquisition costs and deposits	40,055	18,866
Property and equipment, net	1,520	1,674
Other assets	11,033	14,196
Deferred tax assets, net	3,858	1,928
Goodwill and intangible assets, net	19,979	12,018
Total assets	$1,333,787	$1,079,892

LIABILITIES AND EQUITY
Accounts payable	$17,891	$12,020
Accrued expenses and other liabilities	75,782	102,831
Notes payable	627,695	475,195
Total liabilities	721,368	590,046

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,717,153 shares issued and 22,717,153 shares outstanding as of September 30, 2018 and 22,845,580 shares issued and 21,845,580 shares outstanding as of December 31, 2017	237	228
Additional paid-in capital	239,611	229,680
Retained earnings	389,121	276,488
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	612,419	489,846
Total liabilities and equity	$1,333,787	$1,079,892

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Home sales revenues	$380,369	$365,896	$1,079,240	$852,985

Cost of sales	283,035	274,000	802,882	631,242
Selling expenses	27,890	26,018	80,140	66,318
General and administrative	17,794	15,431	51,536	40,376
Operating income	51,650	50,447	144,682	115,049
Loss on extinguishment of debt	3,058	—	3,599	—
Other income, net	(399)	(430)	(1,806)	(1,312)
Net income before income taxes	48,991	50,877	142,889	116,361
Income tax provision	11,268	17,190	30,256	38,695
Net income	$37,723	$33,687	$112,633	$77,666
Earnings per share:
Basic	$1.66	$1.55	$5.07	$3.60
Diluted	$1.52	$1.40	$4.57	$3.32

Weighted average shares outstanding:
Basic	22,658,457	21,668,585	22,236,018	21,544,747
Diluted	24,896,569	24,050,385	24,642,882	23,413,467

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Home sales revenues	$380,369	$365,896	$1,079,240	$852,985
Cost of sales	283,035	274,000	802,882	631,242
Gross margin	97,334	91,896	276,358	221,743
Capitalized interest charged to cost of sales	6,185	5,135	17,085	11,548
Purchase accounting adjustments (1)	850	54	847	226
Adjusted gross margin	$104,369	$97,085	$294,290	$233,517
Gross margin % (2)	25.6%	25.1%	25.6%	26.0%
Adjusted gross margin % (2)	27.4%	26.5%	27.3%	27.4%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.
Home Sales Revenues, Closings, Average Community Count and Average Monthly Absorption Rates by Division
(Revenues in thousands, unaudited)

	Three Months Ended September 30, 2018
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$150,045	691	$217,142	29.3	7.9
Southwest	65,742	229	287,083	15.0	5.1
Southeast	73,507	352	208,827	19.7	6.0
Florida	38,750	183	211,749	10.7	5.7
Northwest	50,697	139	364,727	5.3	8.7
Midwest	1,628	7	232,571	2.0	1.2
Total	$380,369	1,601	$237,582	82.0	6.5

	Three Months Ended September 30, 2017
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$165,870	830	$199,843	28.0	9.9
Southwest	66,002	255	258,831	16.0	5.3
Southeast	54,331	284	191,306	16.0	5.9
Florida	56,171	288	195,038	12.0	8.0
Northwest	23,522	72	326,694	4.3	5.6
Midwest	—	—	—	—	—
Total	$365,896	1,729	$211,623	76.3	7.6

	Nine Months Ended September 30, 2018
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$438,811	2,062	$212,808	28.8	8.0
Southwest	193,055	688	280,603	14.1	5.4
Southeast	178,984	879	203,622	17.9	5.5
Florida	136,211	649	209,878	11.2	6.4
Northwest	129,852	372	349,065	5.3	7.8
Midwest	2,327	10	232,700	1.7	0.7
Total	$1,079,240	4,660	$231,597	79.0	6.6

	Nine Months Ended September 30, 2017
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$370,550	1,824	$203,152	25.4	8.0
Southwest	162,386	635	255,726	16.1	4.4
Southeast	133,665	710	188,261	14.3	5.5
Florida	129,345	656	197,172	11.4	6.4
Northwest	57,039	176	324,085	4.1	4.8
Midwest	—	—	—	—	—
Total	$852,985	4,001	$213,193	71.3	6.2

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com